EXHIBIT 2



                          SUBORDINATED PROMISSORY NOTE

$2,128,000                                                          May 17, 1996

         FOR VALUE RECEIVED, the undersigned POSSIBLE DREAMS, LTD., a Delaware corporation having its principal office at Six Perry Drive, Foxboro, MA 02035 (hereinafter referred to as the "Maker"), hereby PROMISES TO PAY to the order of POSSIBLE DREAMS, LTD., a Massachusetts corporation having an address at 15 Lorna Road, Newton, MA 02159 (hereinafter referred to as the "Payee"), the principal sum of TWO MILLION ONE HUNDRED TWENTY-EIGHT THOUSAND DOLLARS ($2,128,000), subject to reduction as hereinafter provided, on the "Maturity Date" (as hereinafter defined), in lawful money of the United States of America, payable at the aforesaid address of the Payee, or such other place as the Payee may reasonably direct in writing, in cash or by certified check or bank cashier's check, together with interest on the unpaid principal balance of this Note outstanding from time to time, whether before or after maturity, at an annual rate of ten percent (10%) per annum for the period from the date hereof until May 17, 2001 and thereafter, at an annual rate of fourteen percent (14%) per annum until payment in full hereof.

         This Note shall be payable as to principal in one single installment on May 31, 2003 (the "Maturity Date"). Interest on this Note shall be computed on the basis of a 365-day year, and shall be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1996 and continuing until payment in full hereof, and on the Maturity Date.

         This Note is one of the Promissory Notes described in that certain Asset Purchase Agreement dated May 17, 1996 by and among the Maker, the Payee, Columbia National Corporation, a Massachusetts corporation ("Columbia"), Leonard Miller, the Samuel C. Miller Trust u/d/t August 5, 1995, Warren Stanley and Arnold Lee (the "Purchase Agreement").

         The principal amount of this Note is subject to mandatory reduction by an amount equal to $500,000 in the event the "Maker's EBITDA" (as hereinafter defined) for year ending December 31, 1996 is less than $3,500,000. For purposes of this Note, (i) the term "Maker's EBITDA" shall mean an amount equal to the sum of (x) EBITDA of the Payee and Columbia ("Sellers"), determined on a combined basis in accordance with generally accepted accounting principles consistently applied ("GAAP"), for the period from January 1, 1996 to and including the day preceding the date hereof, plus (y) EBITDA of the Maker, determined in accordance with GAAP, for the period from the date hereof to and including December 31, 1996, and (ii) the term "EBITDA" shall mean, for the appropriate period, the net income (or loss) of the applicable entity for such period, plus the sum of (A) interest expense, (B) depreciation, (C) amortization of goodwill, (D) income taxes paid or accrued, and, with respect to Maker only for the period from the date hereof to and including December 31, 1996, (E) increases in other expenses directly resulting from the transactions contemplated by the Purchase Agreement, including amortization of original issue discount and capitalized acquisition expenses, management fees and inventory write-up (but exclusive of increases in executive salaries), (F) bonuses to executive management of Maker paid or accrued in accordance with employment agreements dated the date hereof, and (G) payments made by Maker to its direct and indirect corporate shareholders pursuant to a tax sharing agreement dated the date hereof, and, with respect to Payee only for the period from January 1, 1996 to and including the day preceding the date hereof,
(H) salaries paid to Leonard Miller and to members of his direct family and payroll taxes and fringe benefits paid or accrued in respect of such persons during such period, (I) expenses incurred during such period which are specifically attributable to Leonard Miller's automobile lease, (J) travel and entertainment expenses incurred by Leonard Miller during such period for the account of Sellers in the course of his employment with the Sellers but which are not directly related to their business, (K) legal and accounting fees and expenses incurred during such period which are specifically attributable to the asset purchase transaction contemplated by the Purchase Agreement and (L) the loss suffered during such period on the "Artiva" and Sunrise" inventory close-out in the amount of $93,000, less the sum of (X) interest income and (Y) income tax credits received or accrued, in each case to the extent included in arriving at such net income (or loss) for the applicable period and determined in accordance with GAAP. Any such reduction shall be effective automatically, retroactive to the date of issue hereof, immediately after the later of (1) acceptance by Maker of the Sellers' combined financial statements pursuant to and in accordance with Section 2.6 of the Purchase Agreement and (2) acceptance by Sellers' of the Maker's audited financial statements for the fiscal period ending December 31, 1996 pursuant to and in accordance with Section 2.7 of the Purchase Agreement, with interest theretofore accrued on this Note at the rate hereinabove provided to be recomputed as if the principal amount of this Note from the date of issue hereof had been $1,960,000. Any interest theretofore paid on the principal amount hereof in excess of the interest hereon as so recomputed shall be credited against the next two semi-annual payments of interest due hereunder, with each such credit to be equal to 50% of such excess. Any reduction of this Note pursuant to the terms of this paragraph shall be deemed a reduction of the purchase price paid pursuant to the Purchase Agreement.

         The Maker may prepay, at its option, all or any portion of the outstanding principal amount hereof, together with accrued but unpaid interest hereon, at any time or from time to time without penalty or premium.

         This Note, together with all unpaid interest accrued hereon, shall be subject to mandatory prepayment in full following the occurrence of a "Trigger Event", with any such prepayment to be made within 10 days after the occurrence thereof. For purposes of this Note, the term "Trigger Event" shall mean the occurrence of any of the following: (i) the sale of assets of Maker having fair value greater than 80% of the fair value of all assets of Maker pursuant to any single sale or series of related sales (other than the sale of inventory in the ordinary course of business); (ii) the date a registration statement filed by the Maker or its stockholder, P.D. Holdings, Inc., a Delaware corporation ("Holdings") pursuant to the Securities Act of 1933 with respect to the common stock of such issuer is declared effective by the Securities and Exchange Commission; (iii) a sale of stock or series of related sales or a merger, consolidation or similar corporate reorganization of Maker, and as a result of which Holdings shall own, directly or indirectly, less than 51% of the outstanding voting securities of the Maker; (iv) a sale of stock or series of related sales or a merger, consolidation or similar corporate reorganization of Holdings, and as a result of which Security Capital Corporation, a Delaware corporation and majority stockholder of Holdings ("Security Capital") shall own, directly or indirectly, less than 51% of the outstanding voting securities of Holdings; (v) a sale of stock or series of related sales, or a merger, consolidation or similar corporate reorganization of Security Capital, and as a result of which Capital Partners Holdings II-A, L.P. and Capital Partners Holdings II-B, L.P., each a Delaware limited partnership, or any of their affiliates (collectively, "Capital Partners"), shall own, directly or indirectly, in the aggregate less than 50% of the number of outstanding voting securities of Security Capital owned by Capital Partners on the date hereof or
(vi) Capital Partners shall cease to have the ability to elect a majority of the Board of Directors of Security Capital (either through the ownership of voting stock, by contract or otherwise).

         The Maker, for itself and its successors and assigns, hereby agrees, and the Payee, by its acceptance hereof, hereby agrees that the payment of principal and interest hereunder is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment or satisfaction in full of all "Senior Indebtedness" (as hereinafter defined) from time to time outstanding.

         For  purposes of this Note,  (i) the term "Senior  Indebtedness"  shall mean (x) all indebtedness, obligations and liabilities of the Maker to the "Senior Creditors" (as hereinafter defined), whether now existing or hereafter created, whether as direct obligor or as guarantor, arising out of or in connection with any loan or credit agreement, promissory note or reimbursement agreement providing term financing or a working capital credit facility for the Maker or any direct or indirect subsidiary of the Maker (a "Permitted Subsidiary"), including, without limitation, the loan documents of NationsCredit Commercial Corporation ("NationsCredit") entered into with the Maker as of the date hereof, as amended from time to time (the "NationsCredit Loan Documents"), and any guarantees of the Maker of any amounts owing under any such documents and any interest rate swap, currency swap or similar agreement relating thereto, including without limitation, principal, interest (including, without limitation, any interest which accrues after the commencement of bankruptcy, insolvency or similar proceedings with respect to the Maker, whether or not such interest is an allowed claim enforceable against the Company in a bankruptcy case under Title 11 of the United States Code) and any commitment, agency and other fees, expenses and advances due from time to time to the Senior Creditors; provided however, that the aggregate principal amount of any term indebtedness constituting Senior Indebtedness shall not exceed the aggregate principal amount of the Maker's term indebtedness outstanding as at the third anniversary of the date hereof (it being understood that there shall be no limit as to the aggregate principal amount of any indebtedness constituting Senior Indebtedness to the extent incurred under a working capital facility except as provided in the proviso to clause (y) below) and (y) all such indebtedness, obligations and liabilities of the Maker to any lender incurred in connection with any refinancing of Senior Indebtedness; provided however that the aggregate principal amount of any such refinanced Senior Indebtedness shall not exceed the aggregate principal amount of Senior Indebtedness repaid with the proceeds of such refinancing and (ii) the term "Senior Creditors" shall mean the Lenders under the NationsCredit Loan Documents and any other lender who becomes a holder of Senior Indebtedness.

         Unless and until the Senior Indebtedness shall have been paid in full in cash, or without the express prior written consent of all the Senior Creditors, the Payee will not sue for, take, demand or receive, and the Maker will not make, give or permit, directly or indirectly, by set-off

(except as expressly permitted under (i) the terms of this Note in respect of adjustments to interest charged hereon required on account of the mandatory reduction of the principal amount hereof and (ii) the Purchase Agreement in respect of payments of interest due hereunder), redemption, purchase or in any other manner, any payment or security for the whole or any part of the principal of or interest on this Note; provided that so long as no event of default under any agreement or instrument evidencing Senior Indebtedness or pursuant to which Senior Indebtedness has been issued or incurred (a "Senior Event of Default") shall have occurred and then be continuing or would occur as a result of, or after giving effect to, a payment of principal or interest hereon, or the passage of time or giving of notice or both, the Maker may make, and the Payee may receive, (A) scheduled payments on account of interest on this Note in accordance with the terms hereof at the rates and on the dates set forth herein, and (B) the scheduled payment of principal on this Note at the stated maturity thereof (each such permitted payment, a "Permitted Payment").

         In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property, assets or business of the Maker, or the proceeds thereof, to any creditor or creditors of the Maker or upon any indebtedness of the Maker, by reason of any liquidation, dissolution or other winding up of the Maker or its business or by reason of any sale, receivership, insolvency or bankruptcy proceedings or assignment for the benefit of creditors or any proceeding by or against the Maker for any relief under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, or in the event of the occurrence and during the continuation of any Senior Event of Default, then and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities which, but for these subordination provisions, would otherwise be payable or deliverable upon or in respect of this Note, shall instead be paid over or delivered to the Senior Creditors for application towards the Senior Indebtedness and the Payee shall not receive any such payment or distribution or any benefit therefrom unless and until the Senior Indebtedness is paid in full and satisfied in cash.

         The Payee hereby irrevocably authorizes and empowers (without imposing any obligation on) the Senior Creditors (or their representatives) under the circumstances set forth in the preceding two paragraphs, to demand, sue for, collect and receive every such payment or distribution described therein and give acquittance therefor, to file claims and proofs of claims in any statutory or non-statutory proceeding, to vote the full amount of the debt evidenced by this Note in their sole discretion in connection with any resolution, arrangement, plan of reorganization, compromise, settlement or extension and to take all such other action (including, without limitation, the right to participate in any composition of creditors and the right to vote the debt evidenced by this Note at creditor's meetings for the election of trustees, acceptances of plans and otherwise), in their own name as Senior Creditors or in the name of the Payee or otherwise, as the Senior Creditors (or their representatives) may deem necessary or advisable for the enforcement of the subordination provisions herein. The Payee hereby agrees, under the circumstances set forth in the two preceding paragraphs, duly and promptly to take such action as may be requested at any time and from time to time by the Senior Creditors (or their representatives), to collect the debt evidenced by this Note for the account of the Senior Creditors and to file appropriate proofs of claim in respect thereof, to deliver the debt evidenced by this Note to the Senior Creditors on demand therefor, and to execute and deliver such powers of attorney, assignments or other instruments as may be requested by the Senior Creditors in order to enable the Senior Creditors to enforce any and all claims upon or in respect of the debt evidenced by this Note and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or in respect of the debt evidenced by this Note.

         IF ALL SENIOR INDEBTEDNESS SHALL HAVE BECOME OR SHALL BE DECLARED TO BE IMMEDIATELY DUE AND PAYABLE, THIS NOTE SHALL BECOME IMMEDIATELY DUE AND PAYABLE, NOTWITHSTANDING ANY INCONSISTENT TERMS HEREOF, AND THEREUPON THE PAYEE MAY, SUBJECT TO THE RIGHTS OF THE SENIOR CREDITORS, INSTITUTE PROCEEDINGS TO ENFORCE THIS NOTE. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, THE PAYEE SHALL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF THE SENIOR CREDITORS, HAVE ANY RIGHT TO ACCELERATE THE MATURITY OF, OR INSTITUTE ANY PROCEEDINGS TO ENFORCE, ANY INDEBTEDNESS EVIDENCED BY THIS NOTE.

         Should any payment or distribution or security, or the proceeds of any thereof, be collected or received by the Payee in respect of the debt evidenced by this Note and such collection or receipt is not expressly permitted hereunder prior to the payment in full in cash of the Senior Indebtedness, the Payee will forthwith deliver the same to the Senior Creditors in precisely the form received (except for the endorsement or the assignment of the Payee where necessary) and, until so delivered, the same shall be held in trust by the holder thereof as the property of the Senior Creditors.

         The Payee, by acceptance of this Note, hereby waives any and all notice of renewal, extension or accrual of any of the Senior Indebtedness, present or future, and agrees and consents that without notice to or assent by Payee:

                        (i) the obligations and liabilities of the Maker or any
            other party or parties for, upon or in respect of the Senior Indebtedness (and/or any promissory note(s), security document or guaranty evidencing or securing the same) may, subject to the limitations contained herein, from time to time, in whole or in part, be renewed, extended, modified, amended, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released;

                        (ii) the Senior Creditors may exercise or refrain from
            exercising any right, remedy or power granted by any document creating, evidencing or otherwise related to the Senior Indebtedness or at law, in equity, or otherwise, with respect to the Senior Indebtedness or any collateral security or lien (legal or equitable) held, given or intended to be given therefor (including, without limitation, the right to perfect any lien or security interest created in connection therewith);

                        (iii) any and all collateral security and/or liens
            (legal or equitable) at any time, present or future, held, given or intended to be given for the Senior

            Indebtedness, and any rights or remedies of the Senior Creditors in respect thereof, may, from time to time, in whole or part, be exchanged, sold, surrendered, released, modified, waived or extended by the Senior Creditors; and

                        (iv) any balance or balances of funds with the Senior
            Creditors at any time standing to the credit of the Maker or any guarantor of any of the Senior Indebtedness may, from time to time, in whole or in part, be surrendered or released;

all as the Senior Creditors may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination to the Senior Indebtedness provided for herein.

            The Payee acknowledges and agrees that the Senior Creditors have relied upon and will continue to rely upon the subordination provided for herein in entering into documents creating, evidencing and otherwise relating to the Senior Indebtedness and in otherwise extending credit to the Maker. The Payee hereby waives notice of or proof of reliance hereon and protest, demand for payment and notice of default.

         So long as any of the Senior Indebtedness shall remain outstanding, the Payee will not, without the prior written consent of the Senior Creditors:

                                    (a)  Sell,  assign,   pledge,   encumber  or
                  otherwise dispose of this Note unless such sale, assignment, pledge, encumbrance or other disposition is made expressly subject to the subordination provisions of this Note and the other party to such sale, assignment, pledge, encumbrance or other disposition consents in writing to be bound by the terms hereof; or

                                    (b)  Permit  the  terms  of this  Note to be
                  changed, amended or modified in such a manner as to have an adverse effect upon the rights or interests of the Senior Creditors hereunder.

         The Senior Creditors shall not be prejudiced in their right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Maker.

         The subordination provisions contained herein are for the benefit of the Senior Creditors and may not be rescinded, canceled, amended or modified in any way without the prior written consent thereto of the Senior Creditors.

         In the case of the occurrence of any one or more of the following events (herein called an "Event of Default"):

         (a) If Maker defaults in the payment of any Permitted Payment hereunder, whether at the due date thereof or a date fixed for prepayment, by demand, or otherwise, and such default continues for a period of 30 days after written notice of such default to Maker;

              (b) if Maker shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (ii) fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts as they mature,
       (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any comparable law of any foreign jurisdiction, (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) if corporate action shall be taken for the purpose of effecting any of the foregoing;

              (c) if an order, judgment or decree shall be entered against Maker without the application, approval or consent of Maker by any court of competent jurisdiction, approving a petition seeking reorganization of Maker or appointing a receiver, trustee, custodian or liquidator of Maker or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty
       (60) days;

then in every such Event of Default and at any time thereafter during the continuation of such default, subject to the rights of the Senior Creditors described above, the Payee may, by written notice to Maker, declare the entire principal of and accrued interest on this Note to be due and payable, whereupon this Note and all accrued interest hereon will thereupon immediately become due and payable without presentment, demand, protest, or further notice of any kind whatsoever, all of which are hereby expressly waived.

         In the event the Payee shall exercise or endeavor to exercise any of its remedies hereunder, the Maker shall pay on demand all reasonable costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys fees, and the Payee may take judgment for all such amounts in addition to all other sums due hereunder.

         The Maker hereby expressly covenants to and with the holder of this Note that, so long as any principal amount of this Note shall be outstanding, the Maker will not:

                  (i) Declare or pay any dividends or distributions to its stockholders, other than (v) payments to NationsCredit (or its successors or assigns) in respect of Senior Indebtedness (including payment of any obligations in respect of or pursuant to Maker's warrants issued to NationsCredit on the date hereof), (w) payments in respect of tax allocations pursuant to a tax sharing agreement among the members of the Maker's consolidated group, (x) payments to Holdings to cover expenses of maintaining Holdings' corporate existence and other similar administrative costs, (y) payments to Security Capital of management fees pursuant to the terms of its management agreement with Maker, and
         (z) payments to Holdings in amounts sufficient to meet Holdings' obligations to its management stockholders and optionholders pursuant to a Stockholders' Agreement among Holdings and its stockholders and optionholders dated the date hereof, as amended from time to time (the "Stockholders' Agreement");

                  (ii) Directly or indirectly, increase the amount of the annual management fee payable by Maker to Security Capital pursuant to the terms of its management agreement to be an amount greater than $175,000; provided, however, that from time to time Maker may agree to an increase in the amount of such management fee, but only if any such increase does not exceed 6% of the increase in EBITDA of the Maker for any fiscal year over the EBITDA of the Maker for the prior fiscal year;

                  (iii) Directly or indirectly, make any loans to affiliates, or guarantee any indebtedness of affiliates, other than (x) loans to or guarantees of indebtedness of Permitted Subsidiaries and (y) loans to Holdings in amounts sufficient to meet Holdings' obligations to its management stockholders and optionholders pursuant to the Stockholders' Agreement;

                  (iv) Purchase or hold equity securities of, or make equity investments in, any entity other than Permitted Subsidiaries.

         All provisions of this Note are expressly subject to the condition that in no event, whether by reason of acceleration of maturity of the indebtedness evidenced by this Note or otherwise, shall the amount paid or agreed to be paid to the Payee which is deemed interest under applicable law exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"), which shall mean the law in effect on the date of this Note, except that if there is a change in such law which results in a higher Maximum Permitted Rate, then this Note shall be governed by such amended law from and after its effective date. In the event that fulfillment of any provision of this Note results in the rate of interest charged hereunder to be in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess. If, notwithstanding the foregoing, the Payee receives an amount which under applicable law would cause the interest rate hereunder to exceed the Maximum Permitted Rate, the portion thereof which would be excessive shall automatically be deemed a prepayment of and be applied to the original principal balance of this Note and not a payment of interest.

         The Maker expressly waives presentment for payment, protest and demand and notice of protest, demand and/or dishonor and nonpayment of this Note, and all other notices or demands otherwise required by law that the Maker may lawfully waive.

         The rights and obligations of the Maker and Payee and all provisions hereof shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to contracts made and to be performed within such state.

         IN WITNESS WHEREOF, Maker has caused this Note to be executed as a sealed instrument as of the date first above written.

                                     POSSIBLE DREAMS, LTD.

                                     By /s/ Philip L. Fitting
                                       ---------------------------------
                                         Philip L. Fitting
                                         Chairman
Attest:

 /s/ Douglas G. Gray
- ----------------------------------